UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2009

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697	06-1449146
(Commission File Number)	(IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On October 27, 2009, Republic Airways Holdings Inc. (the “Company”) announced that Mark Landesman resigned from the Company’s Board of Directors (the “Board”) effective immediately.

(d)

On October 27, 2009, the Board elected Neal Cohen and David Siegel to the Board effective immediately.

As non-employee directors, Messrs. Cohen and Siegel are each entitled to receive cash compensation and grants of stock options consistent with the compensation programs in effect for non-employee directors of the Company. Following their appointment to the Board, each of Messrs. Cohen and Siegel were automatically granted an option to purchase 10,000 shares of the Company’s common stock pursuant to the Company’s 2007 Equity Incentive Plan and will receive cash compensation of $25,000, annually, and $1,300 for every Board or Board Committee meeting they attend. Mr. Cohen will serve on the Compensation Committee and Executive Committee. Mr. Siegel will serve as the chairman of the Compensation Committee. Mr. Cohen will receive an additional $2,500, annually, for serving on the Executive Committee and $2,500, annually, for serving on the Compensation Committee. Mr. Siegel will also receive an additional $5,000, annually, for serving as Chairman of the Compensation Committee.

Item 8.01	Other Events.

On October 27, 2009, the Board revised the membership of its various committees as follows:

Executive Committee
Bryan K. Bedford (Chair)
Richard P. Schifter
Neal Cohen

Compensation Committee
David Siegel (Chair)
Lawrence J. Cohen
Neal Cohen

Audit Committee
Mark L. Plaumann (Chair)
Douglas J. Lambert
Lawrence J. Cohen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Robert H. Cooper
	Name:	Robert H. Cooper
	Title:	Executive Vice President and
Chief Financial Officer

Dated: November 2, 2009